SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2009

SOLAR ENERTECH CORP.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51717 (Commission File No.)	98-0434357 (IRS Employee Identification No.)

1600 Adams Drive
Menlo Park, California 94025
(Address of Principal Executive Offices)

(650) 688-5800
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 2, 2009, the Company entered into a management agreement (the “Agreement”) with Steve Mao Ye whereby Mr. Ye shall serve as the Company’s Chief Financial Officer.  Under the Agreement, Mr. Ye will receive an annual salary ranging from Chinese RMB 450,000 to 600,000 (approximately US$66,000 to US$88,000 as of the date hereof) depending on the Company’s financial performance and a stock option grant to purchase up to 500,000 shares of the Company’s Common Stock.  A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

The Company’s Board of Directors appointed Mr. Ye to serve as the Company’s Chief Financial Officer  effective April 2, 2009, as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report.

Since November 2006, Mr. Ye served as a Financial Controller at Wells Fargo & Company in Charlotte, NC, (NYSE:WFC).  Prior to November 2006, Mr. Ye worked at General Electric Co. (NYSE: GE) as a Global Financial Planning & Analysis Manager in Charlotte, NC.  Mr. Ye started his career at ABN AMRO Bank in Shanghai, China. Mr. Ye holds a bachelor of arts degree in accounting from Shanghai International Studies University and a master of business administration degree from the William E. Simon Graduate School of Business Administration at the University of Rochester.  Mr. Ye is a certified public accountant registered in the state of Delaware and a chartered financial analyst.

There are no relationships or related party transactions involving Mr. Ye requiring disclosure in this Current Report on Form 8-K.

See disclosure under Item 1.01 above for the material terms of Mr. Ye’s management agreement.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Management Agreement between the Company and Steve Mao Ye effective April 2, 2009.

99.1	Press Release dated April 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2009

SOLAR ENERTECH CORP.

By:	/s/ LEO SHI YOUNG
Leo Shi Young, Chief Executive Officer